EXHIBIT 99.1

                                                                FIRST OAK BROOK
                                                                  BANCSHARES

       [NEWS RELEASE/NEWS RELEASE/NEWS RELEASE/NEWS RELEASE/NEWS RELEASE]

DATE OF RELEASE:  May 14, 2002

FOR FURTHER INFORMATION, CONTACT:     William E. Navolio
                                      Vice President
                                      and General Counsel
                                      (630) 571-1050 ext. 252


             FIRST OAK BROOK BANCSHARES EXPECTS NONRECURRING CHARGE
                         AGAINST SECOND QUARTER EARNINGS
                         -------------------------------

Oak Brook, IL --- First Oak Brook Bancshares, Inc. (NASDAQ : FOBB) announced today it expects to incur a nonrecurring after-tax charge of up to $6.8 million, or $1.05 per diluted share, to its second quarter earnings. The charge will be recorded as an additional provision to the allowance for loan losses. The charge is due to the recent discovery by its bank subsidiary, Oak Brook Bank, of apparent fraud on the part of a borrower involving a $17.2 million construction loan for a Chicago condominium project. The Bank has placed the loan on non-accrual status and estimates foregone contractual interest after-tax will amount to approximately $400,000, or $0.06 per diluted share, for the remainder of 2002.

The Bank's investigation relating to the loan, which has matured, is on-going. It appears the developers submitted sworn payout orders with inflated expenses and induced the Bank to approve these payouts by overstating the projects' sell-out value.

Upon detecting these irregularities, the Bank engaged a team of specialists from KPMG LLP to review each of the Bank's construction loans. This review did not identify any losses from other borrowers. Accordingly, management has concluded that this irregularity is isolated to this borrower.

The Bank is evaluating alternatives relating to the unfinished project; will commence appropriate collection activities against the owner, developers and guarantors; and will vigorously pursue all avenues of recovery. This includes reimbursement under the Bank's insurance bond. It is too early to evaluate recovery prospects, and no assurances can be given about the amount or timing of any recovery or ultimate repayment of the loan balance.

"We feel victimized by this scheme. However, we are comfortable this is an isolated incident and is unrelated to the quality of our loan portfolio as a whole. The Company and the Bank remain well-capitalized, our fundamental businesses are

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doing well, and we expect to remain profitable for the first half and for the year as a whole," said Richard M. Rieser, Jr., Company president.

Oak Brook Bank is a wholly owned subsidiary of First Oak Brook Bancshares, Inc., a bank holding company with $1.4 billion in total assets. Oak Brook Bank serves Chicagoland from 14 offices located primarily in the western suburbs.

The Company's common stock trades on The NASDAQ Stock Market(R) under the ticker symbol FOBB.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of involving these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of its provision and reserve for loan losses; developments pertaining to the loss situation discussed above; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

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